Exhibit 99.1

FOR IMMEDIATE RELEASE:

Contacts:	Alan Caminiti (Media)	914-701-8400
	Dan Loh (Investors)	914-701-8210

Atlas Air Worldwide Holdings, Inc.
Reports First-Quarter 2006 Results

Purchase, N.Y., May 15, 2006 - Atlas Air Worldwide Holdings, Inc. (AAWW) (OTC: AAWW.PK), a leading provider of global air cargo services, today reported operating income of $7.1 million on revenues of $332.1 million for the quarter ended March 31, 2006. Results for the period included a pretax loss of $6.2 million and a net loss of $3.7 million, or $0.18 per diluted share.

For the three months ended March 31, 2005, AAWW reported net income of $0.7 million, or $0.03 per diluted share, on revenues of $346.9 million. Operating income in the first quarter of 2005 totaled $20.5 million, while pretax income was $1.5 million.

Jeffrey H. Erickson, AAWW President and Chief Executive Officer, said, “Results for the quarter reflect some tough comparables, with a reduction in military charter activity compared with last year and a related excess of 747-200 aircraft capacity that could not be fully and sensibly deployed elsewhere. By comparison, our modest net profit in the first quarter of 2005 was based on much stronger military demand, a significantly higher block-hour utilization rate for our fleet, and much lower fuel prices. Results for both periods, however, also reflect the fact that the demand for air cargo capacity in the first quarter has historically been low following the seasonal holiday peak that traditionally begins in September and lasts through mid-December.”

He added, “Given shifting market dynamics, we are reducing nonessential capacity in order to sustain and improve our profitability. At the same time, we are formalizing our plans to order new, leading-edge freighter aircraft with better range, capacity, and fuel efficiency. To those ends, we have begun to cull older, underutilized aircraft from our 747-200 Classic fleet, probably a bit later than we would have done so were it not for the relatively full utilization of our available aircraft during 2005. One of these Classics was sold in early April, we are looking to sell or lease five others that we expect to stop flying by mid-year, and our oldest, and only 747-100, aircraft will be retired by mid-year.”

Michael L. Barna, Senior Vice President and Chief Financial Officer, said, “Going forward this year, we will continue to maximize profit and minimize risk by optimizing the allocation of available aircraft among our four service types in line with prevailing business opportunities and market conditions.”

He noted, “We are also going to maintain our focus on our key initiatives in 2006: cost savings, revenue enhancement, fleet transition, and leveraging our three additional weekly frequencies in China to drive profitability in our Scheduled Service segment.

“The potential benefits from our cost-savings and revenue-enhancement program are substantial – more than $100 million over the next three to four years, as we have noted previously. So are the benefits associated with the multi-year effort we’ve begun to phase older aircraft and eventually replace them with new, more efficient aircraft. Finally, the expansion of our operations in China provides us an opportunity for further growth in a vibrant market.”

Mr. Erickson concluded, “Just as we expect to see a seasonal pick-up in business this year, we believe that our strategic initiatives are setting the stage for significantly enhanced long-term growth prospects, and we continue to be very excited about the future of AAWW.”

Conference Call

Management will host a conference call to discuss the Company’s first-quarter 2006 financial and operating results at 11:00 A.M. Eastern Daylight Time on Monday, May 15, 2006.

Interested parties are invited to listen to the call live over the Internet at www.atlasair.com or www.earnings.com.

For those unable to listen to the live call, a replay will be available on the above Web sites for 90 days following the call. A replay will also be available through May 22, 2006 by dialing (800) 405-2236 (domestic) and (303) 590-3000 (international) and using Pass Code 11060830#.

1Q06 Performance Highlights Versus 1Q05

Operating revenues in the first quarter of 2006 totaled $332.1 million, a decrease of $14.8 million compared with revenues of $346.9 million in the first quarter of 2005. Operating expenses of $325.0 million, meanwhile, were $1.4 million lower than operating expenses of $326.4 million in the year-ago period.

Operating income of $7.1 million in the first quarter of 2006, which included post-emergence costs and related professional fees of $0.1 million, contrasted with operating income of $20.5 million in the first three months of 2005, which included $1.6 million of post-emergence costs and related professional fees.

With respect to non-GAAP measures frequently used by AAWW’s management to analyze its results, EBITDAR, as adjusted (defined as “earnings before interest, taxes, depreciation, amortization, aircraft rent expense, and pre-petition and post-emergence costs and related professional fees, as applicable”), totaled $58.5 million in the first quarter of 2006 compared with $72.0 million in the first quarter of 2005.

In addition, EBITDA, as adjusted (defined as “earnings before interest, taxes, depreciation, amortization, and pre-petition and post-emergence costs and related professional fees, as applicable”), totaled $20.7 million in the latest reporting period compared with $35.1 million in the first quarter of 2005.

1Q06 Performance Factors Versus 1Q05

Total operating revenues in the first quarter of 2006 were 4% lower than in the previous year’s first quarter. Aggregate revenues in the latest period reflected a 10% decrease in ACMI revenue and an 18% decrease in AMC charter revenue, offset in part by a 32% increase in Commercial charter revenue and a 6% increase in Scheduled Service revenue.

Higher year-over-year unit revenues in all four of AAWW’s service types largely mitigated the impact of a 16% reduction in total block hours. Revenue per block hour increased 9% in the ACMI business, 14% in the AMC charter business, and 13% in the Commercial charter business, while revenue per available ton mile (RATM) increased 12% in the Scheduled Service business.

Improved average block-hour rates in the ACMI segment during the quarter ($5,853 versus $5,347) contrasted with an 18% decline in block hours (16,774 versus 20,487), which reflected a reduction in 747-200 flying.

Fourteen aircraft (10 Boeing 747-400s and four Boeing 747-200s) were directly supporting the Company’s ACMI operations at March 31, 2006, compared with 19 aircraft (nine Boeing 747-400s and 10 Boeing 747-200s) at March 31, 2005.

ACMI’s performance in the first quarter of 2006 benefited from relative strength in demand for Boeing 747-400 freighter aircraft, which counterbalanced weaker conditions in the ACMI market for Boeing 747-200 freighter aircraft.

Total capacity in Scheduled Service (as measured by ATMs) during the quarter was 5% lower than in the first quarter of 2005, while unit revenues (RATM) increased by 12% ($0.257 versus $0.229) and yield grew by 13% ($0.406 versus $0.360) . Load factor during the quarter remained steady (63.3% versus 63.6%) .

The Scheduled Service segment’s improved revenue performance was partly attributable to a continuing optimization of the scheduled-service network and an increasing presence in China (nine weekly frequencies in the first quarter of 2006 compared with six in the first quarter of 2005). The impact of the improved revenue performance, however, was more than offset by the impact of higher fuel prices and the burden of excess, underutilized 747-200 capacity.

In the AMC segment, better block-hour rates ($16,214 versus $14,270) were not strong enough to offset a 28% decline in block hours (4,510 versus 6,231). The improvement in block-hour rates primarily reflected an increase in the pegged rate for AMC fuel, which was set at $2.20 per gallon in the first quarter of 2006 compared with $1.40 per gallon in the first quarter of 2005.

The decrease in AMC charter activity during the quarter was primarily due to an overall reduction in the U.S. military’s heavy-lift requirements and a reduction in the Company’s share of the AMC’s total requirements. Segment performance was also burdened by an increase in fixed costs allocated to the segment due to excess, underutilized 747-200 capacity during the quarter.

Commercial Charter activity in the first quarter of 2006 included both an increase in block-hour rates ($14,205 versus $12,601) and an increase in block-hour volumes (1,442 versus 1,233). Higher rates mainly reflected the impact of higher fuel prices, while the higher volume reflected an increase in charter activity. Commercial Charter’s performance during the quarter was negatively affected by higher fuel costs and the burden of excess, underutilized 747-200 capacity.

Operating Expenses

Operating expenses in the first quarter of 2006 were slightly lower than in the comparable 2005 period. Significantly lower maintenance expense, lower ground handling charges and landing fees, and reduced travel expenditures were offset by sharply higher aircraft fuel expense and increases in labor and other operating expenses.

Maintenance expense was $23.6 million, or 37%, lower in the first quarter of 2006 compared with the same quarter in 2005. Both a decrease in the number of C airframe checks (two 747-200 C Checks versus three in the first quarter of 2005) and a reduction in the number of engine overhauls (10 versus 19) contributed to the lower level of maintenance expenditures. This more than offset an increase in maintenance expense for D airframe checks (two 747-200 D Checks versus three 747-400 D Checks in the year-ago period).

Operating expenses during the quarter also benefited from the lower level of block-hour activity compared with the first quarter of 2005. Aggregate ground handling fees and landing charges declined $4.3 million, or 12%, mainly due to the decline in Scheduled Service block hours and an improvement in ground handling services in the Scheduled Service business; travel expense also declined $1.6 million, or 10%.

Aircraft fuel expense increased $21.6 million, or 27%, versus the first quarter of 2006, as higher fuel prices were only partly offset by a 12% decline in total fuel consumption, which reflected a 13% reduction in non-ACMI block hours.

Fuel consumption in the Scheduled Service and Commercial Charter businesses declined 1%, reflecting a 3% decline in total Scheduled Service and Commercial Charter block hours, while the average price for fuel consumed in these segments increased 38% ($2.05 per gallon versus $1.49) . In addition, fuel consumption in the AMC business decreased 29%, as AMC block hours declined 28%, but the pegged price for AMC fuel increased 57% ($2.20 per gallon versus $1.40) .

Labor expenses were $3.7 million, or 7%, higher than in the year-ago first quarter. The increase was primarily due to a $1.7 million rise in crew salaries attributable to minimum-hour guarantees and contractual pay increases, a $1.2 increase in ground salaries, and $0.7 million for the expensing of management and crew stock options pursuant to SFAS No. 123R.

Other operating expenses were $2.9 million, or 12%, higher than in the first quarter of 2005, which benefited from a $2.3 million reversal of an allowance for doubtful accounts.

Non-operating expenses during the quarter fell $5.7 million, or 30%, compared with the first quarter of 2005.

Interest expense declined $0.5 million, or 3%, while interest income rose $2.8 million, or 342%, reflecting an increase in available cash balances and a general increase in interest rates. Other, net items improved $2.4 million compared with the year-ago quarter, primarily due to unrealized gains on the revaluation of foreign denominated receivables into U.S. dollars as the dollar weakened against most foreign currencies during the period.

Cash and Cash Equivalents

At March 31, 2005, AAWW’s cash and cash equivalents totaled $309.2 million compared with $305.9 million at year-end 2005.

Outstanding Debt

Also at March 31, 2006, AAWW’s balance sheet debt and capital lease obligations totaled $571.1 million, including current maturities of $55.6 million.

As of March 31, 2006, AAWW had $103.4 million of unamortized discount related to fair market value adjustments recorded against its debt as a result of the application of fresh-start accounting.

AAWW’s on-balance sheet debt and capital lease obligations before discount at March 31, 2006 totaled $674.5 million, which compared with $689.9 million on December 31, 2005 and $750.9 million on March 31, 2005.

Business Strategy and Outlook

AAWW’s principal business is aircraft operations outsourcing, with a focus on wide-body freighter operations principally directed towards the airport-to-airport transportation of heavy-freight cargo.

AAWW’s current fleet of 41 Boeing 747 freighter aircraft operates throughout the world, providing air cargo and related services through four principal business segments: ACMI, Scheduled Service, AMC (military) Charters, and Commercial Charters.

In addition to maintaining a safe and efficient operation, AAWW’s primary focus is on sustaining profitability and growing stockholder value. AAWW is undertaking a number of strategic actions designed to achieve these objectives, including:

  Ongoing operational excellence initiatives focused on improving efficiency and reducing costs;

  Selectively disposing of assets, which may include aging aircraft to be replaced in the future with newer, more efficient aircraft;

  Pursuing growth opportunities, including forming strategic alliances with synergistic carriers, and offering customers new services and fleet types;

  Optimizing Scheduled Service’s route network so that this business segment can sustain profitability, the realization of which is expected to be aided by an increased presence in China; and

  Continuing efforts to maximize financial flexibility, which may include refinancing certain indebtedness and issuing new debt and/or equity securities.

In late 2005, AAWW announced a cost-savings and revenue-enhancement program that, if successfully implemented, could benefit the Company’s operating performance by more than $100 million over the next several years.

Approximately one quarter to one third of the potential benefits associated with this program are expected to be derived from revenue enhancements, mainly through the development of a better Scheduled Service revenue and capacity management capability. The remaining benefits are expected to be generated from cost savings, principally through improved procurement policies and procedures and improved efficiencies and processes throughout AAWW’s operations.

In addition to developing a more efficient, low-cost operating platform during 2006, AAWW expects to leverage a greater presence in China to drive profitability in the Scheduled Service segment during the year. In particular, the Company expects to benefit from a step-up in the number of weekly roundtrip frequencies to China, which increased to 12 from nine at the end of the first quarter of 2006.

Fleet renewal will be a third key focus in 2006, as AAWW begins a multi-year effort to phase out older aircraft and replace them with newer aircraft. Current actions target the phasing out of older aircraft from the fleet, with replacement aircraft not expected to enter the fleet until after 2006.

In early April 2006, AAWW concluded the sale of one of its 747-200 Classic aircraft, reducing the size of its current fleet to 41 Boeing 747 freighter aircraft.

Also during the month of April, AAWW announced that it expects to discontinue flying six additional Boeing 747 Classic aircraft by mid 2006. AAWW is evaluating potential opportunities regarding the sale or lease of five of these aircraft. The sixth, a Boeing 747-100 aircraft, will be retired.

About Non-GAAP Financial Measures

To supplement AAWW’s financial statements presented in accordance with GAAP, AAWW presents certain non-GAAP financial measures to assist in the evaluation of the performance of its business. These non-GAAP measures include EBITDAR, as adjusted, and EBITDA, as adjusted, each excluding pre-petition and post-emergence costs and related professional fees.

AAWW’s management uses these non-GAAP financial measures in assessing the performance of the Company’s ongoing operations and liquidity and in planning and forecasting future periods.

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Polar Air Cargo, Inc. (Polar), which together operate the world’s largest fleet of Boeing 747 freighter aircraft.

AAWW, through its principal subsidiaries Atlas and Polar, offers scheduled air cargo service, cargo charters, military charters, and ACMI aircraft leasing in which customers receive a dedicated aircraft, crew, maintenance and insurance on a long-term lease basis.

AAWW’s press releases, SEC filings and other information can be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect AAWW’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWW and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our continued ability to remedy weaknesses in our internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; pending and future litigation; and other risks and uncertainties set forth from time to time in AAWW’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the Annual Report on Form 10-K filed by AAWW with the Securities and Exchange Commission on April 14, 2006. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed.

Except as stated in this release, AAWW is not providing guidance or estimates regarding its anticipated business and financial performance for 2006.

AAWW assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

* * *

     Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Operations
(in thousands, except per share data) (Unaudited)

	For the Three	For the Three
	Months Ended	Months Ended
	March 31, 2006	March 31, 2005

Operating Revenues
Scheduled service	$128,680	$121,144
ACMI	98,184	109,537
AMC charter	73,126	88,916
Commercial charter	20,484	15,537
Other revenue	11,676	11,812

Total operating revenues	332,150	346,946

Operating Expenses
Aircraft fuel	101,176	79,607
Salaries, wages and benefits	60,071	56,352
Maintenance, materials and repairs	40,384	64,019
Aircraft rent	37,789	36,859
Ground handling and airport fees	15,885	18,158
Landing fees and other rent	16,316	18,387
Depreciation and amortization	13,526	13,004
Travel	13,249	14,799
Pre-petition and post-emergence costs and
related professional fees	98	1,641
Other	26,552	23,638

Total operating expenses	325,046	326,464

Operating income	7,104	20,482

Non-Operating Expenses
Interest income	(3,615)	(818)
Interest expense	17,300	17,822
Other (income) expense, net	(430)	1,958

Total non-operating expenses	13,255	18,962

Income (loss) before income taxes	(6,151)	1,520
Income tax expense (benefit)	(2,452)	845

Net income (loss)	$(3,699)	675

Income (loss) per share:
Basic	$(0.18)	$0.03

Diluted	$(0.18)	$0.03

Weighted average shares:
Basic	20,517	20,212

Diluted	20,517	20,640

     Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands) (Unaudited)

	For the Three	For the Three
	Months Ended	Months Ended
	March 31, 2006	March 31, 2005

Income (loss) before income taxes	$(6,151)	$1,520

Pre-petition and post-emergence costs and related
professional fees	98	1,641

Pretax income (loss) before pre-petition and post-
emergence costs and related professional fees	(6,053)	3,161

Interest expense, net	13,685	17,004
Other non-operating (income) expense	(430)	1,958

Operating income (loss) before non-operating
items and pre-petition and post-emergence costs
and related professional fees	7,202	22,123

Depreciation and amortization	13,526	13,004

EBITDA, as adjusted*	20,728	35,127

Aircraft rent	37,789	36,859

EBITDAR, as adjusted*	$58,517	$71,986

* EBITDA, as adjusted: Earnings before interest, taxes, depreciation, amortization, and pre-petition and post-emergence costs and related professional fees, as applicable.

* EBITDAR, as adjusted: Earnings before interest, taxes, depreciation, amortization, aircraft rent expense, and pre-petition and post-emergence costs and related professional fees, as applicable.

     Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(Unaudited)

	For the Three	For the Three
	Months Ended	Months Ended
	March 31,2006	March 31, 2005	Percent Change

Fleet (average during the period)
Operating aircraft count (1)*	39.0	39.1	(0.3%)

Block Hours
Scheduled Service	8,561	9,083	(5.7%)
ACMI	16,774	20,487	(18.1%)
AMC Charter	4,510	6,231	(27.6%)
Commercial Charter	1,442	1,233	17.0%
Non-Revenue	161	264	(39.0%)

Total Block Hours	31,448	37,298	(15.7%)

Revenue Per Block Hour
ACMI	$ 5,853	$ 5,347	9.5%
AMC Charter	16,214	14,270	13.6%
Commercial Charter	14,205	12,601	12.7%

Scheduled Service Traffic
RTM’s (000’s)	317,032	336,666	(5.8%)
ATM’s (000’s)	500,607	529,698	(5.5%)
Load Factor	63.3%	63.6%	-0.3	pts
RATM (2)	$0.257	$0.229	12.2%
RTM Yield (3)	$0.406	$0.360	12.8%

Fuel
Scheduled Service and Commercial Charter:
Average fuel cost per gallon	$2.05	$1.49	37.6%
Fuel gallons consumed (000’s)	33,410	33,780	(1.1%)

AMC Charter:
Average pegged fuel cost per gallon	$2.20	$1.40	57.1%
Fuel gallons consumed (000’s)	14,919	20,917	(28.7%)

(1) Fleet excludes the following aircraft count that were dry leased or out of service:

Dry leased	3.0	3.1	(3.2%)
Out of service**	-	0.8	(100.0%)

* For the Three Months Ended March 31, 2006: Includes one aircraft held for sale that did no commercial flying during the period and was sold in April 2006.

** For the Three Months Ended March 31, 2005: Includes the impact of one aircraft that was damaged and removed from service on January 24, 2005 with respect to which AAWW negotiated a cash-in-lieu-of-repair settlement with its insurance carriers.

(2)	RATM represents Scheduled Service revenue dollars per available ton mile.

(3)	RTM Yield represents Scheduled Service revenue dollars per revenue ton mile.